UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RADISYS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

RADISYS CORPORATION

Notice to Radisys Corporation Employee Holders of Shares and Equity Awards

As you know, on June 29, 2018, Radisys Corporation (“Radisys”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the acquisition of Radisys by Reliance Industries Limited (“Reliance”). Under the terms of the Merger Agreement, at the consummation of the merger (the “Effective Time”), a subsidiary of Reliance will merge with Radisys, with Radisys surviving as a wholly owned subsidiary of Reliance (the “Merger”).

You are receiving this notice because you are a current or former employee of Radisys (or one of its subsidiaries) and you hold shares of Radisys common stock (“Shares”), options to purchase Shares (“Company Stock Options”), restricted stock unit awards subject to a time-based vesting requirement (including performance-based restricted stock unit awards for which the performance-based vesting conditions have been satisfied, but which remain subject to time-based vesting conditions immediately prior to the Effective Time, and performance-based restricted stock unit awards that will convert to time-based restricted stock unit awards as a result of the Merger pursuant to the terms of your award agreement) (“Company TBRSUs”), and/or restricted stock unit awards that are not Company TBRSUs (“Company PBRSUs”).

We would like to inform you about how your Shares, Company Stock Options, Company TBRSUs, and/or Company PBRSUs will be treated in connection with the Merger.

Please note that the following questions and answers are intended for your general information only and are qualified by the exact language of the Merger Agreement, the related materials filed with the Securities and Exchange Commission and the terms of your equity awards and the related plan documents.

In addition, the summaries of U.S. federal tax consequences provided herein do not constitute tax advice. The actual tax consequences of the Merger to you with respect to your Shares, Company Stock Options, Company TBRSUs, and/or Company PBRSUs are complex and will depend upon your specific situation. You should consult your personal tax advisor as to the specific tax consequences to you of the Merger in light of your particular circumstances, including the applicability and effect of any federal, state, local, foreign or other tax laws. Furthermore, the summaries of tax consequences provided herein include summaries of federal income and employment taxes only, and are based upon federal income and employment tax laws, and judicial and administrative guidance, each as in effect as of the date hereof. Such authorities are subject to change, possibly on a retroactive basis. Unless otherwise stated, the summaries apply only to individual U.S. citizens or residents who hold their Shares as a capital asset for investment purposes and/or who received their Company Stock Options, Company TBRSUs, and/or Company PBRSUs in their capacity as employees of Radisys (or one of its subsidiaries). This summary does not apply to any person who holds Shares in a retirement account, nor does it apply to any person who has been employed in any country other than the U.S. You are encouraged to consult with your personal tax advisor regarding the specific tax implications to you resulting from the Merger.

1 of 8

Owners of Shares.

The following discusses the treatment of Shares.

Q1:	What will I receive in exchange for my Shares pursuant to the Merger?

A1:

Generally, each Radisys Share issued and outstanding will be cancelled as of the Effective Time and automatically converted into the right to receive $1.72 in cash, without interest, (the “Merger Consideration”), less any applicable withholding taxes.

Q2:	Will I recognize gain or loss with respect to my Shares for U.S. federal income tax purposes by reason of the Merger?

A2:

The conversion of your Shares into cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a Radisys shareholder receiving the Merger Consideration generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the Merger Consideration and the Holder’s basis in the Shares.

Your basis in your Shares depends on how you acquired the Shares. For instance, if you received your Shares upon vesting of a Company PBRSU or a Company TBRSU, your basis should equal the amount of income you were required to recognize as a result of the settlement of the Company PBRSU or Company TBRSU, which is generally the fair market value of the Shares on the date of the settlement. If you received your Shares upon the exercise of a Company Stock Option (other than pursuant to the employee stock purchase plan), your basis generally should equal the fair market value of the Shares at the time of your exercise of the Company Stock Option. Your basis in Shares acquired pursuant to the employee stock purchase plan should equal the price paid for those Shares under the plan, and will be adjusted by any ordinary income recognized on disposition of the Shares, as described below.

Examples

The examples provided in this Notice are for illustrative purposes only. The prices for Shares of Radisys common stock are hypothetical. You should consult with your tax advisor to determine the U.S. federal income tax consequences, as well as any other U.S., state, local and non-U.S. tax consequences, of the Merger to you based upon your individual tax circumstances.

Example 1:

On August 3, 2017, Holder acquired 100 Shares of Radisys common stock in the market at a price of $1.52 per share. Holder’s aggregate basis in the Shares is equal to $152, the price paid for the Shares.

2 of 8

In the Merger, with respect to its 100 Shares of Radisys common stock, Holder is entitled to the following consideration:

	# of Shares	Per Share Merger Consideration	Total
Merger Consideration	100	$1.72	$172

Holder recognizes gain in an amount equal to:

$172 Merger Consideration - $152 basis	$20

i.e., $20 taxable gain.

Q3:	Are the income tax consequences different if I own multiple blocks of Radisys common stock?

A3:

The amount of gain or loss (and whether the gain is short-term or long-term and the holding period) is computed separately for each block of Radisys common stock that you own. For this purpose, a block consists of a number of Shares that you acquire at the same time for the same price (if applicable). If you own different blocks of Shares, a loss realized on one block may not be used to offset a gain recognized on another block.

Q4:	Is the gain long-term capital gain?

A4:

In general, any recognized gain for each block of Shares will be long-term capital gain if, as of the Effective Time of the Merger, your holding period with respect to such block of Shares exceeded one year.

Q5:	How will the income treatment described in Q2 above differ if I acquired my Shares through Radisys’s 1996 Employee Stock Purchase Plan, as amended (the “ESPP”)?

A5:

If you acquired your Shares through the ESPP, the U.S. federal income tax consequences of the Merger with respect to the Radisys Shares you acquired through the ESPP is complex. You are strongly urged to consult your personal tax advisor regarding the specific tax consequences to you of the Merger in light of your particular circumstances.

Like any other holder of Shares, you will automatically receive the Merger Consideration for each Radisys Share that is in your ESPP account at the Effective Time of the Merger. However, all or a portion of the Merger Consideration you receive may be treated as ordinary income for U.S. federal income tax purposes.

The ESPP is intended to be a tax-qualified plan under Section 423 of the U.S. Internal Revenue Code (the “Code”). Under Code Section 423, U.S. federal taxation does not apply when you purchase Shares under the ESPP and instead applies when you sell or otherwise dispose of the Shares acquired at purchase. Your receipt of the Merger Consideration in exchange for the Radisys Shares in your ESPP account is treated as a “disposal” of your Shares for this purpose.

The tax consequences of the disposal of the Shares will depend upon whether it is treated as (i) a “qualifying disposition” (i.e., you have held the Shares for more than two years from the original offering date and more than one year from the purchase date), or (ii) a “disqualifying disposition” (i.e., you have held the Shares for two years or less from the original offering date or one year or less from the purchase date).

3 of 8

Payment of the Merger Consideration was a Qualifying Disposition

If the payment of the Merger Consideration is a qualifying disposition, you will recognize:

•

Ordinary income at the time of the disposal to the extent of the lesser of (i) the difference, if any, between the fair market value of the Radisys Shares on the offering date and the purchase price, where the price is calculated as if the discount were off of the fair market value of the Shares on the offering date (i.e., 15% of the fair market value of the Shares on the offering date) and (ii) the difference, if any, between the Merger Consideration and the purchase price, and

•	Long-term capital gain (or loss) on any difference between the sale price and the sum of your basis in the Shares and any ordinary income recognized on the disposition.

Example 2:

On February 16, 2016, Holder was granted a right to purchase up to 100 Shares of Radisys common stock through the ESPP at the lower of 85% of the stock’s fair market value on the offering date (February 16, 2016) and the purchase date. On January 4, 2017, Holder purchased 100 Shares. Assuming the fair market value of Radisys’s common stock was $2.60 on February 16, 2016 and $4.30 on January 4, 2017, the purchase price of each Share was $2.21 per Share (85% of $2.60). Holder’s aggregate basis in the ESPP Shares is equal to $221, the price paid for the Shares.

In the Merger, with respect to its 100 Shares of Radisys common stock, Holder is entitled to $172 in Merger Consideration (100 x $1.72). With respect to the receipt of the Merger Consideration, Holder would generally recognize:

•	$0 ordinary income

Lesser of:

i.	$260 (fair market value of ESPP Shares at the time of grant) - $221 (purchase price, based on 85% of the value at grant); and

ii.	the Merger Consideration - the purchase price ($172 - $221).

•	$49 long-term capital loss

Merger Consideration - (basis + ordinary income)

$172 - ($221 + $0)

Payment of the Merger Consideration was a Disqualifying Disposition

If the payment of the Merger Consideration is a disqualifying disposition (your disposal occurs within two years of the original offering date of the Radisys Shares or within one year of the purchase date), you would recognize:

•

Ordinary income at the time of the disposal equal to the difference between the purchase price and the fair market value of the Radisys Shares on purchase, regardless of the price received for the Shares.

Short-term or long-term capital gain (or loss) on the difference between the Merger Consideration and the sum of your basis in the Shares and any ordinary income recognized on the disposition.

4 of 8

Example 3:

On February 15, 2017, Holder was granted a right to purchase up to 100 Shares through the ESPP at the lower of 85% of the stock’s fair market value on the offering date (February 15, 2017) and the purchase date. On June 30, 2017, Holder purchased 100 Shares. Assuming the fair market value of Radisys’s common stock was $4.00 on February 15, 2017 and $3.80 on June 30, 2017, the purchase price of each share was determined to be $3.23 per share (85% of $3.80). Holder’s aggregate basis in the ESPP Shares is equal to $323, the price paid for the Shares.

In the Merger, with respect to its 100 Shares of Radisys common stock, Holder is entitled to $172 in Merger Consideration (100 x $1.72). With respect to the receipt of the Merger Consideration, Holder would generally recognize:

•	$57 ordinary income

Fair market value of the Radisys Shares on purchase - Purchase price

$380 - $323

•	$208 long-term capital loss

Merger Consideration - (basis + ordinary income)

$172 - ($323 + $57)

ESPP Withholding

Q6:	Is the Merger Consideration I receive on disposition of Shares acquired pursuant to the ESPP subject to tax withholding?

A6:

Regardless of whether your receipt of the Merger Consideration results in a qualifying disposition or a disqualifying disposition of Shares acquired under the ESPP, there are no withholding obligations on the part of Radisys, Reliance or your employer with respect to the Merger Consideration.

While no tax withholding is required, Radisys will report the amount of ordinary income on your Form W-2 for the year in which the Merger occurs. You should review the Form W-2 provided to you to determine what amounts, if any, have been reported as ordinary income from the disposal of the Shares. You must report any ordinary income (not otherwise reported) or capital gain or loss resulting from the disposal of the Radisys Shares and pay any applicable taxes. You should not rely solely on the information contained on your Form W-2 with regard to your tax obligations as your employer may not have sufficient information to report your income from the disposal of the Shares.

Holders of Company Stock Options, Company TBRSUs, and Company PBRSUS

The following discusses the treatment of Company Stock Options, Company TBRSUs, and Company PBRSUs. At a later time, Radisys will provide you with a statement showing the calculation of the cash payment that you will receive for your Company Stock Options, Company TBRSUs, and Company PBRSUs.

5 of 8

Q7:	What will happen to my vested and unvested Company Stock Options pursuant to the Merger?

A7:

Company Stock Options that are outstanding (vested and unvested) immediately prior to the Effective Time of the Merger will become fully vested (to the extent they are unvested) and be cancelled in exchange for the right to receive a lump sum cash payment (the “Option Cash Out Amount”) equal to the product of the following (without interest and prior to applicable tax withholding) (i) the number of Shares subject to your Company Stock Option, and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price of your Company Stock Option.

Each Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration, whether or not exercisable or vested, will be cancelled, and the Holder of such Company Stock Option will not be entitled to receive any payment in exchange for such cancellation.

Under the terms of the Merger Agreement and the Radisys Corporation Amended and Restated 2007 Stock Plan, as amended, during the thirty-day period prior to the Effective Time, you have the right to exercise your Company Stock Options (vested and unvested) with such exercise being effective immediately before the Effective Time and contingent upon the consummation of the Merger. Regardless of whether or not you exercise this right, if the Merger is consummated, you will receive the Option Cash Out Amount (less applicable tax withholding); no action on your part is necessary to ensure that you will receive the Option Cash Out Amount upon consummation of the Merger.

Example 4:

On January 2, 2018, Holder was granted options to purchase 100 Shares at a price of $1.50 per Share.

In the Merger, Holder is entitled to the following Option Cash Out Amount:

	# of Shares	Per Share Merger Consideration	Total
Merger Consideration	100	$1.72	$172
Exercise Price	100	$1.50	$150
Option Cash Out Amount			$22, less tax withholding

Q8:	What will happen to my outstanding Company TBRSUs?

A8:

Each of your Company TBRSUs that is outstanding immediately prior to the Effective Time will become fully vested and be cancelled in exchange for the right to receive a lump-sum cash payment (without interest and prior to applicable tax withholding) equal to the product of (i) the number of Shares subject to such Company TBRSU multiplied by (ii) the Merger Consideration (the “Company TBRSU Cash Out Amount”).

Example 5:

On January 1, 2018, Holder was granted 100 Company TBRSUs which were not vested as of the date of the Merger. Holder’s Company TBRSU Cash Out Amount will be $172 (100 x $1.72), less tax withholding.

6 of 8

Q9:	What will happen to my outstanding Company PBRSUs?

A9:

Each of your Company PBRSUs for which the performance conditions have been satisfied as of immediately prior to the Effective Time will be cancelled in exchange for the right to receive a lump-sum cash payment (without interest and prior to applicable tax withholding) equal to the product of (i) the number of Shares subject to such Company PBRSU multiplied by (ii) the Merger Consideration (the “Vested Company PBRSU Cash Out Amount”).

Each of your Company PBRSUs for which the performance conditions have not been satisfied as of immediately prior to the Effective Time will remain outstanding after the Merger and will be converted into the right to receive a lump-sum cash payment (without interest and prior to applicable tax withholding) equal to the product of (i) the number of Shares subject to such Company PBRSU when, as, and if vesting of such Company PBRSU occurs pursuant to the terms of the applicable award agreement multiplied by (ii) the Merger Consideration (the “Unvested Company PBRSU Cash Out Amount”).

Example 6:

On January 1, 2018, Holder was granted 100 Company PBRSUs for which the performance conditions had been satisfied as of the date of the Merger. Holder’s Vested Company PBRSU Cash Out Amount will be $172 (100 x $1.72), less tax withholding.

On January 1, 2018, Holder was granted 100 Company PBRSUs for which the performance conditions had not been satisfied as of the date of the Merger. Holder’s unvested Company PBRSUs will remain outstanding. If the vesting conditions of the Company PBRSU are subsequently met, Holder’s Unvested Company PBRSU Cash Out Amount will be $172 (100 x $1.72), less tax withholding.

Q10:	What are the U.S. federal tax consequences of the cash out of my Company Stock Options (vested and unvested), Company TBRSUs, and Company PBRSUs pursuant to the Merger?

A10:

In general, you will recognize ordinary income in the amount of your Option Cash Out Amount, Company TBRSU Cash Out Amount, Vested Company PBRSU Cash Out Amount, and Unvested Company PBRSU Cash Out Amount. Any amount recognized as ordinary income wages will be subject to withholding for income and employment taxes.

Company Stock Option, Company TBRSU, and Company PBRSU Withholding

Q11:	If the consideration to which I am entitled to pursuant to the Merger is subject to withholding for taxes, how will such withholding be effected?

A11:

In general, with respect to withholding on your Option Cash Out Amount, Company TBRSU Cash Out Amount, Vested Company PBRSU Cash Out Amount, and Unvested Company PBRSU Cash Out Amount, such withholding will be made by Radisys from the Option Cash Out Amount, Company TBRSU Cash Out Amount, Vested Company PBRSU Cash Out Amount, and Unvested Company PBRSU Cash Out Amount, as applicable, prior to the payment of such amounts by Radisys in the normal payroll process.

Any amount withheld (and paid over to the proper taxing authority) will be treated as having been paid to you for all purposes.

7 of 8

Additional Information and Where to Find It

In connection with the transaction, Radisys has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A filed with the SEC on August 10, 2018. Radisys has mailed the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. BEFORE MAKING ANY VOTING DECISION, RADISYS SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS (AND ANY AMENDMENTS OR SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS THAT RADISYS FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other relevant materials in connection with the transaction (as they become available), and any other documents filed by Radisys with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Radisys’ investor website (http://investor.radisys.com), or by writing or calling Radisys at Radisys Corporation, 5435 NE Dawson Creek Drive Hillsboro, OR 97124 or by (503) 615-1685.

Participants in the Solicitation

Radisys and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Radisys’ shareholders with respect to the transaction. Information about Radisys’ directors and executive officers and their ownership of Radisys’ common stock is set forth in Radisys’ definitive proxy statement on Schedule 14A filed with the SEC on August 10, 2018. To the extent that holdings of Radisys’ securities have changed since the amounts printed in Radisys’ proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with SEC in connection with the transaction.

8 of 8